Exhibit 99.1

Diedrich Coffee Reports Second Quarter Results

Irvine, California, January 28, 2008 - Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its second fiscal quarter ended December 12, 2007. For the second quarter of fiscal year 2008, the Company reported a net loss of $1,159,000, or $0.21 per share, compared to a net loss of $2,129,000, or $0.40 per share, for the second quarter of the prior fiscal year.

Year-to-date, the Company reported a net loss of $1,429,000, or $0.26 per share, compared to a net loss of $3,775,000, or $0.71 per share, for the comparable period in the prior fiscal year. The year-to-date results include an after tax gain of $767,000, or $0.14 per share, from escrow proceeds received in the first quarter of fiscal year 2008 from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the prior fiscal year.

Continuing Operations

As previously announced, the Company closed the majority of its Diedrich Coffee and Coffee People company-operated locations in fiscal 2007 and continues to focus on strengthening the wholesale business and related distribution channels including franchise locations. In fiscal year 2007, the Company accounted for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company continues to own and operate the wholesale, Gloria Jean’s retail and Gloria Jean’s domestic franchise businesses that together comprise Continuing Operations. The Company retained the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

Results from Continuing Operations for the second quarter of fiscal year 2008 were a loss of $1,159,000, or $0.21 per share, compared to a loss from Continuing Operations of $1,164,000, or $0.22 per share, for the second quarter of the prior year. Year-to-date, results from Continuing Operations were a loss of $2,196,000, or $0.40 per share, compared to a loss from Continuing Operations of $2,384,000, or $0.45 per share, for the same period of the prior year.

Revenue

Total revenue increased by $2,863,000, or 29.9%, to $12,448,000 for the second quarter of fiscal year 2008 as compared with total revenue of $9,585,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue for the second quarter of fiscal year 2008 increased $3,031,000, up 41.3% from the prior year period, franchise revenue declined $187,000, down 18.9% from the prior year period, and retail sales increased $19,000, up 1.5% from the prior year period. Year-to-date, total revenue increased by $4,191,000, or 25.5%, to $20,608,000 as compared with $16,417,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $4,375,000, up 35.1% from the prior year period, franchise revenue declined $326,000, down 18.5% from the prior year period, and retail sales increased $142,000, up 6.5% from the prior year period, as compared to the same period of the prior year.

Wholesale revenue from sales to office coffee distributors (OCS) and foodservice customers rose sharply for the second quarter of fiscal year 2008 while roasted coffee sales to franchise locations declined. For the second quarter of fiscal year 2008, wholesale sales to OCS and foodservice customers increased $3,553,000, or 68.5%, from the prior year quarter, with Keurig “K-cup” sales increasing 79.6% from the prior year quarter. Wholesale sales to franchise locations decreased $522,000, or 24.2% for the second quarter of fiscal year 2008. Year-to-date, wholesale sales to OCS and foodservice customers increased $5,003,000, or 54.1%, from the same period of the prior year, with Keurig “K-cup” sales increasing 64.3% from the prior year and wholesale sales to franchise locations decreasing $628,000, or 19.6%.

Franchise revenue declined by $187,000 for the second quarter of fiscal year 2008 and by $326,000 year-to-date, primarily due to a net decrease in unit count and negative comparable store sales. Gloria Jean’s has been affected by the same weak macroeconomic and consumer environments cited by many other mall-based retail operators that include low customer traffic, a larger-than-expected slowdown in discretionary consumer spending and inclement weather in major markets during the peak holiday shopping season that combined to hurt sales. These factors contributed to the negative comparable store sales reported by the Gloria Jean’s franchise system for the second quarter of fiscal year 2008and year-to-date of 8.6% and 7.5%, respectively.

Retail sales for the second quarter of fiscal year 2008 increased $19,000 and $142,000 year-to-date, primarily as the result of the increase in e-commerce sales offset by fewer company-operated locations. Retail sales associated with e-commerce activities for the second quarter of fiscal year 2008 increased by $142,000, or 45.1%, as compared to the prior year quarter and increased year-to-date by $227,000, or 43.7%, as compared to the prior year period.

Costs and Expenses

Cost of sales and related occupancy costs for the second quarter of fiscal year 2008 increased $3,167,000, or 51.1%, to $9,362,000 from $6,195,000 in the prior year period. Cost of sales and related occupancy increased year-over-year as a percentage of wholesale and retail revenues to 80.4% for the current quarter compared to 72.1% in the prior year period. Occupancy costs for the second quarter of fiscal year 2008 decreased $113,000 to $407,000 from $520,000 in the prior year period primarily due to a decrease in rent associated with closed retail stores.

Year-to-date, cost of sales and related occupancy costs increased $4,862,000, or 46.4%, to $15,334,000 from $10,472,000 in the prior year period. Year-to-date, occupancy costs increased slightly by $91,000, or 13.4%, to $768,000 from $677,000 in the prior year period primarily due to an increase in the closed store reserve associated with Gloria Jean’s leases offset by a decrease in rent expense associated with fewer company-operated retail stores.

Operating expenses increased $72,000, or 3.2%, to $ 2,346,000 from $2,274,000 but decreased as a percentage of total revenue to 18.8% in the second quarter of the current fiscal year from 23.7% in the second quarter of last year. Year-to-date, operating expenses increased $383,000, or 9.1%, to $ 4,578,000 from $4,195,000 but decreased as a percentage of total revenue to 22.2% in the current fiscal year from 25.6% in the prior year period. The increase is due primarily to additional sales people and selling expenses in the wholesale sales force.

For the second quarter of fiscal year 2008, general and administrative expenses decreased $36,000 and decreased as a percentage of revenues to 13.6% in the current year quarter from 18.0% in the second quarter of last year. Year-to-date, general and administrative expenses decreased $253,000 and decreased as a percentage of revenues to 15.3% in the current year from 20.7% in the same period of the prior year. The decrease is due primarily to lower compensation, benefits and accrued management incentive costs partially offset by higher legal and consulting fees.

Discontinued Operations

The Company accounts for its Diedrich Coffee and Coffee People company-operated retail operations that were sold or closed in fiscal 2007 as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores, and the Company will continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations. For more information, please refer to the Form 10-K for the fiscal year ended June 27, 2007 and Form 10-Q for the quarter ended December 12, 2007 and other SEC reports.

Year-to-date, income from Discontinued Operations was $767,000, or $0.14 per share, compared to a loss of $1,391,000, or $0.26 per share in the prior year period. The income for the year to date period of fiscal 2008 was the result of the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the prior fiscal year.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of December 12, 2007, the Company’s 141 retail outlets, the majority of which are franchised, are located in 30 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 27, 2007.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended December 12, 2007	Twelve Weeks Ended December 13, 2006	Twenty-Four Weeks Ended December 12, 2007	Twenty-Four Weeks Ended December 13, 2006
Wholesale revenue	$10,370	$7,339	$16,834	$12,459
Franchise revenue	803	990	1,432	1,758
Retail sales	1,275	1,256	2,342	2,200

Total net revenue	12,448	9,585	20,608	16,417

Cost of sales and related occupancy costs	9,362	6,195	15,334	10,472
Operating expenses	2,346	2,274	4,578	4,195
Depreciation and amortization	280	241	532	500
General and administrative expenses	1,694	1,730	3,149	3,402
Loss (gain) on asset disposals	(6)	1	(7)	(11)
Asset impairment and other	—	338	—	338

Total costs and expenses	13,676	10,779	23,586	18,896

Operating loss from continuing operations	(1,228)	(1,194)	(2,978)	(2,479)
Interest income and other income, net	69	30	242	95

Loss from continuing operations before income tax benefit	(1,159)	(1,164)	(2,736)	(2,384)
Income tax benefit	—	—	540	—

Net loss from continuing operations	(1,159)	(1,164)	(2,196)	(2,384)
Discontinued operations, net of tax	—	(965)	767	(1,391)

Net loss	$(1,159)	$(2,129)	$(1,429)	$(3,775)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.21)	$(0.22)	$(0.40)	$(0.45)

Income (loss) from discontinued operations, net	$—	$(0.18)	$0.14	$(0.26)

Net loss	$(0.21)	$(0.40)	$(0.26)	$(0.71)

Basic and diluted weighted average shares outstanding	5,448	5,362	5,448	5,335

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

(in thousands, except stores data)

	December 12, 2007 (unaudited)	June 27, 2007
Cash	$1,963	$6,873
Restricted Cash	623	669
Accounts receivable, net	6,600	4,069
Inventories	4,207	4,323
All other assets	19,271	17,399

Total assets	$32,664	$33,333

Accounts payable	$5,052	$3,814
All other current liabilities	4,868	5,683
Deferred rent	201	216
Other non-current liabilities	960	468
Total stockholders’ equity	21,583	23,152

Total liabilities and stockholders’ equity	$32,664	$33,333

Total retail stores (Company and franchise, all brands)	141	153